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                                                                    EXHIBIT 11.1


                          DYNAMEX INC. AND SUBSIDIARIES
                   CALCULATION OF NET INCOME PER COMMON SHARE
                     (In Thousands except Per Share Amounts)
                                   (Unaudited)



                                                              Three Months Ended
                                                                  October 31,
                                                              -------------------
                                                               1996         1997
                                                              ------       ------

    Net Income                                                $  283       $  967
                                                              ======       ======

    Weighted Average Common shares Outstanding                 5,235        7,363

    Common Share Equivalents Related to
       Options and Warrants                                      718          132
                                                              ------       ------

    Common Shares and Common Share Equivalents                 5,953        7,495
                                                              ======       ======

    Common Stock Price used under Treasury Stock Method       $10.13       $ 8.48
                                                              ======       ======

    Net Income per Common Share                               $ 0.05       $ 0.13
                                                              ======       ======


























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